Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Fourth Quarter and Year Ended December 31, 2020

MECHANICSBURG, PENNSYLVANIA — February 25, 2021 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2020.

For the fourth quarter ended December 31, 2020, revenue increased 6.2% to $1,460.5 million, compared to $1,374.6 million for the same quarter, prior year. Income from operations increased 45.4% to $163.3 million for the fourth quarter ended December 31, 2020, compared to $112.4 million for the same quarter, prior year. Income from operations included other operating income of $36.2 million related to the recognition of payments received under the Provider Relief Fund. Net income increased 134.1% to $102.2 million for the fourth quarter ended December 31, 2020, compared to $43.7 million for the same quarter, prior year. Net income included pre-tax losses on early retirement of debt of $19.4 million for the fourth quarter ended December 31, 2019. Adjusted EBITDA increased 28.7% to $221.3 million for the fourth quarter ended December 31, 2020, compared to $171.9 million for the same quarter, prior year. Earnings per common share increased to $0.57 on a fully diluted basis for the fourth quarter ended December 31, 2020, compared to $0.24 for the same quarter, prior year. Adjusted earnings per common share was $0.57 on a fully diluted basis for the fourth quarter ended December 31, 2020, compared to $0.31 for the same quarter, prior year. Adjusted earnings per common share excludes the losses on early retirement of debt and their related tax effects for the fourth quarter ended December 31, 2019. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

For the year ended December 31, 2020, revenue increased 1.4% to $5,531.7 million, compared to $5,453.9 million for the prior year. Income from operations increased 20.3% to $567.7 million for the year ended December 31, 2020, compared to $471.9 million for the prior year. For the year ended December 31, 2020, income from operations included other operating income of $90.0 million related to the recognition of payments received under the Provider Relief Fund. Net income increased 71.4% to $344.6 million for the year ended December 31, 2020, compared to $201.0 million for the prior year. For the year ended December 31, 2020, net income included pre-tax gains on sales of businesses of $12.4 million. For the year ended December 31, 2019, net income included pre-tax losses on early retirement of debt of $38.1 million and a pre-tax gain on sale of businesses of $6.5 million. Adjusted EBITDA increased 12.6% to $800.6 million for the year ended December 31, 2020, compared to $710.9 million for the prior year. Earnings per common share increased to $1.93 on a fully diluted basis for the year ended December 31, 2020, compared to $1.10 for the prior year. Adjusted earnings per common share was $1.89 on a fully diluted basis for the year ended December 31, 2020, compared to $1.24 for the prior year. Adjusted earnings per common share excludes the gains on sales of businesses and their related tax effects for the year ended December 31, 2020. Adjusted earnings per common share excludes the losses on early retirement of debt and related costs, the gain on sale of businesses, and their related tax effects for the year ended December 31, 2019. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

Please refer to “Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations” below for further discussion.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of December 31, 2020, Select Medical operated 99 critical illness recovery hospitals in 28 states, 30 rehabilitation hospitals in 12 states, and 1,788 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 517 occupational health centers in 41 states. At December 31, 2020, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

CARES Act Provider Relief Fund

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted. The CARES Act provided additional waivers, reimbursement, grants and other funds to assist health care providers during the coronavirus disease 2019 (“COVID-19”) pandemic, including $100.0 billion in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to the coronavirus, and for reimbursing eligible health care providers for lost revenues and health care related expenses that are attributable to the COVID-19 pandemic.

For the three months and year ended December 31, 2020, Select Medical recognized payments received under the Provider Relief Fund for loss of revenue and health care related expenses attributable to the COVID-19 pandemic as other operating income. For the three months ended December 31, 2020, other operating income of $36.2 million is included within the operating results of Select Medical’s other activities. For the year ended December 31, 2020, $88.9 million and $1.1 million of other operating income is included within the operating results of Select Medical’s other activities and its Concentra segment, respectively.

Critical Illness Recovery Hospital Segment

For the fourth quarter ended December 31, 2020, revenue for the critical illness recovery hospital segment increased 18.2% to $537.9 million, compared to $454.9 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 24.5% to $75.3 million for the fourth quarter ended December 31, 2020, compared to $60.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 14.0% for the fourth quarter ended December 31, 2020, compared to 13.3% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2020 and 2019.

For the year ended December 31, 2020, revenue for the critical illness recovery hospital segment increased 13.1% to $2,077.5 million, compared to $1,836.5 million for the prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 34.4% to $342.4 million for the year ended December 31, 2020, compared to $254.9 million for the prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 16.5% for the year ended December 31, 2020, compared to 13.9% for the prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for both the years ended December 31, 2020 and 2019.

Rehabilitation Hospital Segment

For the fourth quarter ended December 31, 2020, revenue for the rehabilitation hospital segment increased 7.2% to $195.9 million, compared to $182.7 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment was $42.4 million for the fourth quarter ended December 31, 2020, compared to $43.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.6% for the fourth quarter ended December 31, 2020, compared to 23.7% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2020 and 2019.

For the year ended December 31, 2020, revenue for the rehabilitation hospital segment increased 9.5% to $734.7 million, compared to $671.0 million for the prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 12.8% to $153.2 million for the year ended December 31, 2020, compared to $135.9 million for the prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.9% for the year ended December 31, 2020, compared to 20.2% for the prior year. The Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $8.8 million for the year ended December 31, 2019. Certain rehabilitation hospital key statistics are presented in table VIII of this release for both the years ended December 31, 2020 and 2019.

Outpatient Rehabilitation Segment

For the fourth quarter ended December 31, 2020, revenue for the outpatient rehabilitation segment was $257.5 million, compared to $271.9 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $27.7 million for the fourth quarter ended December 31, 2020, compared to $40.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.8% for the fourth quarter ended December 31, 2020, compared to 14.8% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2020 and 2019.

For the year ended December 31, 2020, revenue for the outpatient rehabilitation segment was $919.9 million, compared to $1,046.0 million for the prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $79.2 million for the year ended December 31, 2020, compared to $151.8 million for the prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 8.6% for the year ended December 31, 2020, compared to 14.5% for the prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for both the years ended December 31, 2020 and 2019.

Concentra Segment

For the fourth quarter ended December 31, 2020, revenue for the Concentra segment increased 0.4% to $398.7 million, compared to $397.1 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 22.9% to $69.4 million for the fourth quarter ended December 31, 2020, compared to $56.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 17.4% for the fourth quarter ended December 31, 2020, compared to 14.2% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2020 and 2019.

For the year ended December 31, 2020, revenue for the Concentra segment was $1,501.4 million, compared to $1,628.8 million for the prior year. Adjusted EBITDA for the Concentra segment was $252.9 million for the year ended December 31, 2020, compared to $276.5 million for the prior year. The Adjusted EBITDA margin for the Concentra segment was 16.8% for the year ended December 31, 2020, compared to 17.0% for the prior year. Certain Concentra key statistics are presented in table VIII of this release for both the years ended December 31, 2020 and 2019.

Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations

The unpredictable effects of the COVID-19 pandemic, including the duration and extent of disruption on Select Medical’s operations, creates uncertainties about Select Medical’s future operating results and financial condition. Select Medical has provided revenue and certain operating statistics for each of its segments during the three months and year ended December 31, 2020.

Critical Illness Recovery Hospital Segment. Select Medical’s critical illness recovery hospitals are a key component of the inpatient hospital continuum of care. Beginning in March 2020, a number of waivers and modifications of certain requirements under the Medicare, Medicaid and Children’s Health Insurance Program (“CHIP”) programs were authorized, including certain regulations concerning patient length of stay requirements under the Medicare program which apply to Select Medical’s critical illness recovery hospitals. The length of stay requirements were suspended in order to facilitate the transfer of patients from general acute care hospitals and expand hospital bed capacity to care for COVID-19 patients. During the year ended December 31, 2020, Select Medical’s critical illness recovery hospitals played a critical role in caring for patients during the COVID-19 pandemic due, in part, to the rapid preparation and implementation of modifications that supported the treatment of COVID-19 patients.

The following table shows revenue, patient days, and occupancy rates for each of the periods presented, as well as the number of critical illness recovery hospitals Select Medical owned at the end of each period.

	Revenue			Patient Days			Occupancy Rate		Number of Hospitals Owned(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020	2019	2020
	(in thousands, except percentages)
January	$149,799	$163,238	9.0%	86,238	90,783	5.3%	69%	69%	96	100
February	145,586	165,375	13.6%	80,806	87,844	8.7%	71%	72%	96	100
March	162,149	171,908	6.0%	91,085	91,831	0.8%	73%	70%	96	100
Three Months Ended March 31	$457,534	$500,521	9.4%	258,129	270,458	4.8%	71%	70%	96	100

April	$156,231	$171,445	9.7%	88,357	90,710	2.7%	70%	71%	99	100
May	156,422	178,223	13.9%	89,350	95,191	6.5%	69%	72%	99	100
June	148,490	169,958	14.5%	85,153	90,988	6.9%	68%	71%	99	100
Three Months Ended June 30	$461,143	$519,626	12.7%	262,860	276,889	5.3%	69%	72%	99	100
Six Months Ended June 30	$918,677	$1,020,147	11.0%	520,989	547,347	5.1%	70%	71%	99	100

July	$151,416	$175,253	15.7%	87,143	94,144	8.0%	67%	71%	99	99
August	155,485	173,967	11.9%	86,553	93,964	8.6%	66%	71%	99	99
September	155,991	170,234	9.1%	84,393	90,955	7.8%	67%	71%	99	99
Three Months Ended September 30	$462,892	$519,454	12.2%	258,089	279,063	8.1%	67%	71%	99	99
Nine Months Ended September 30	$1,381,569	$1,539,601	11.4%	779,078	826,410	6.1%	69%	71%	99	99

October	$152,791	$181,251	18.6%	87,188	95,616	9.7%	66%	71%	100	100
November	150,399	174,133	15.8%	84,540	92,651	9.6%	67%	71%	100	99
December	151,759	182,514	20.3%	87,555	97,079	10.9%	67%	72%	100	99
Three Months Ended December 31	$454,949	$537,898	18.2%	259,283	285,346	10.1%	67%	71%	100	99
Twelve Months Ended December 31	$1,836,518	$2,077,499	13.1%	1,038,361	1,111,756	7.1%	68%	71%	100	99

(1)       Represents the number of hospitals owned at the end of each period presented.

Rehabilitation Hospital Segment. Select Medical’s rehabilitation hospitals receive most of their admissions from general acute care hospitals. Beginning in March 2020, a number of waivers and modifications of certain requirements under the Medicare, Medicaid and CHIP programs were authorized, including certain regulations governing admissions into rehabilitation hospitals. This was done in order to facilitate the transfer of patients from general acute care hospitals and critical illness recovery hospitals and to expand hospital bed capacity to care for COVID-19 patients. Select Medical’s rehabilitation hospitals were affected by the suspension of elective surgeries at hospitals and other facilities at the beginning of the pandemic, which resulted in reduced need for inpatient rehabilitation services. Beginning in May 2020, state governments and health departments began to ease restrictions and hospitals began to perform elective surgeries again, which has increased the need for the services provided by our rehabilitation hospitals.

The following table shows revenue, patient days, and occupancy rates for each of the periods presented, as well as the number of rehabilitation hospitals Select Medical owned at the end of each period.

	Revenue			Patient Days			Occupancy Rate		Number of Hospitals Owned(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020	2019	2020
	(in thousands, except percentages)
January	$50,615	$61,673	21.8%	27,434	32,111	17.0%	74%	79%	17	19
February	48,080	60,690	26.2%	25,442	31,813	25.0%	76%	84%	17	19
March	55,863	59,656	6.8%	29,940	30,644	2.4%	78%	76%	18	19
Three Months Ended March 31	$154,558	$182,019	17.8%	82,816	94,568	14.2%	76%	79%	18	19

April	$51,991	$45,878	(11.8)%	28,266	23,553	(16.7)%	76%	61%	18	19
May	56,019	57,815	3.2%	29,730	29,787	0.2%	75%	73%	19	19
June	52,364	64,974	24.1%	28,529	30,741	7.8%	73%	78%	19	19
Three Months Ended June 30	$160,374	$168,667	5.2%	86,525	84,081	(2.8)%	75%	71%	19	19
Six Months Ended June 30	$314,932	$350,686	11.4%	169,341	178,649	5.5%	76%	75%	19	19

July	$57,077	$62,312	9.2%	30,054	31,986	6.4%	75%	81%	19	18
August	58,072	63,673	9.6%	30,228	32,518	7.6%	75%	83%	19	18
September	58,220	62,090	6.6%	29,172	31,176	6.9%	75%	82%	19	18
Three Months Ended September 30	$173,369	$188,075	8.5%	89,454	95,680	7.0%	75%	82%	19	18
Nine Months Ended September 30	$488,301	$538,761	10.3%	258,795	274,329	6.0%	75%	77%	19	18

October	$61,975	$66,591	7.4%	31,767	33,378	5.1%	78%	82%	19	19
November	60,353	64,610	7.1%	31,022	31,581	1.8%	79%	80%	19	19
December	60,342	64,711	7.2%	31,447	31,545	0.3%	78%	78%	19	19
Three Months Ended December 31	$182,670	$195,912	7.2%	94,236	96,504	2.4%	78%	80%	19	19
Twelve Months Ended December 31	$670,971	$734,673	9.5%	353,031	370,833	5.0%	76%	78%	19	19

(1)       Represents the number of hospitals owned at the end of each period presented.

Outpatient Rehabilitation Segment. Beginning in mid-March 2020, state governments began implementing mandatory closures of non-essential or non-life sustaining businesses, restricting travel and individual activities outside of the home, closing schools, and mandating other social distancing measures. Additionally, hospitals and other facilities began to suspend elective surgeries. As a result, Select Medical’s outpatient rehabilitation clinics experienced significantly less patient visit volume due to a decline in patient referrals from physicians, a reduction in workers’ compensation injury visits resulting from the temporary closure of businesses, and the suspension of elective surgeries which would have required outpatient rehabilitation services. Beginning in May 2020, state governments began to ease restrictions imposed on businesses and individuals, physician offices began reopening for routine office visits, and hospitals and other facilities began performing elective surgeries again, which has resulted in an increased need for the services provided by Select Medical’s outpatient rehabilitation clinics.

The following table shows revenue and patient visits for each of the periods presented, as well as the number of working days for each period.

	Revenue			Visits			Working Days(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020
	(in thousands, except percentages)
January	$83,185	$90,924	9.3%	687,007	757,171	10.2%	22	22
February	78,573	88,239	12.3%	658,610	739,061	12.2%	20	20
March	85,147	76,086	(10.6)%	708,866	626,433	(11.6)%	21	22
Three Months Ended March 31	$246,905	$255,249	3.4%	2,054,483	2,122,665	3.3%	63	64

April	$90,230	$49,084	(45.6)%	762,914	386,108	(49.4)%	22	22
May	90,272	51,186	(43.3)%	759,829	409,703	(46.1)%	22	20
June	81,389	66,868	(17.8)%	680,762	546,456	(19.7)%	20	22
Three Months Ended June 30	$261,891	$167,138	(36.2)%	2,203,505	1,342,267	(39.1)%	64	64
Six Months Ended June 30	$508,796	$422,387	(17.0)%	4,257,988	3,464,932	(18.6)%	127	128

July	$89,267	$77,793	(12.9)%	754,102	636,826	(15.6)%	22	22
August	90,687	79,034	(12.8)%	743,813	651,738	(12.4)%	22	21
September	85,376	83,215	(2.5)%	706,413	694,808	(1.6)%	20	21
Three Months Ended September 30	$265,330	$240,042	(9.5)%	2,204,328	1,983,372	(10.0)%	64	64
Nine Months Ended September 30	$774,126	$662,429	(14.4)%	6,462,316	5,448,304	(15.7)%	191	192

October	$96,868	$88,274	(8.9)%	808,649	745,562	(7.8)%	23	22
November	87,072	82,102	(5.7)%	722,607	685,885	(5.1)%	20	20
December	87,945	87,108	(1.0)%	725,710	713,593	(1.7)%	21	22
Three Months Ended December 31	$271,885	$257,484	(5.3)%	2,256,966	2,145,040	(5.0)%	64	64
Twelve Months Ended December 31	$1,046,011	$919,913	(12.1)%	8,719,282	7,593,344	(12.9)%	255	256

(1)       Represents the number of days in which normal business operations were conducted during the periods presented.

Concentra Segment. Beginning in mid-March 2020, state governments began placing significant restrictions on businesses and mandating closures of non-essential or non-life sustaining businesses, causing many employers to furlough their workforce and temporarily cease or significantly reduce their operations. These actions have had significant effects on patient visit volumes. Beginning in May 2020, state governments began to ease restrictions imposed on businesses and employers began to increase their workforce, which has resulted in an increased need for occupational health services. During the year ended December 31, 2020, Concentra expanded its services to provide COVID-19 screening and testing at its centers and various onsite clinics located at employer worksites.

The following table shows revenue and patient visits for each of the periods presented, as well as the number of working days for each period.

	Revenue			Visits			Working Days(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020
	(in thousands, except percentages)
January	$133,507	$141,236	5.8%	985,598	1,032,069	4.7%	22	22
February	126,309	133,690	5.8%	919,065	965,741	5.1%	20	20
March	136,505	123,609	(9.4)%	1,006,944	879,585	(12.6)%	21	22
Three Months Ended March 31	$396,321	$398,535	0.6%	2,911,607	2,877,395	(1.2)%	63	64

April	$140,050	$91,178	(34.9)%	1,040,543	610,555	(41.3)%	22	22
May	143,183	99,228	(30.7)%	1,073,763	674,629	(37.2)%	22	20
June	130,218	121,932	(6.4)%	988,783	865,896	(12.4)%	20	22
Three Months Ended June 30	$413,451	$312,338	(24.5)%	3,103,089	2,151,080	(30.7)%	64	64
Six Months Ended June 30	$809,772	$710,873	(12.2)%	6,014,696	5,028,475	(16.4)%	127	128

July	$142,385	$132,465	(7.0)%	1,057,809	930,427	(12.0)%	22	22
August	144,452	130,291	(9.8)%	1,087,165	933,555	(14.1)%	22	21
September	135,063	129,103	(4.4)%	1,005,929	963,065	(4.3)%	20	21
Three Months Ended September 30	$421,900	$391,859	(7.1)%	3,150,903	2,827,047	(10.3)%	64	64
Nine Months Ended September 30	$1,231,672	$1,102,732	(10.5)%	9,165,599	7,855,522	(14.3)%	191	192

October	$149,260	$139,365	(6.6)%	1,113,408	1,011,816	(9.1)%	23	22
November	123,152	126,431	2.7%	908,159	867,918	(4.4)%	19	19
December	124,733	132,906	6.6%	881,699	892,648	1.2%	21	22
Three Months Ended December 31	$397,145	$398,702	0.4%	2,903,266	2,772,382	(4.5)%	63	63
Twelve Months Ended December 31	$1,628,817	$1,501,434	(7.8)%	12,068,865	10,627,904	(11.9)%	254	255

(1)       Represents the number of days in which normal business operations were conducted during the periods presented.

Purchase of Concentra Interest

On December 31, 2020, Select Medical, Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”), and Dignity Health Holding Corporation (“DHHC”) entered into an agreement pursuant to which Select Medical acquired approximately 11.1% of the outstanding membership interests of Concentra Group Holdings Parent, LLC on a fully diluted basis from WCAS, DHHC, and other equity holders of Concentra Group Holdings Parent, LLC for approximately $210.2 million.

This purchase was in lieu of, and deemed to be, the exercise of the second put right provided to certain equity holders under the terms of the Amended and Restated Limited Liability Company Agreement of Concentra Group Holdings Parent, LLC, dated as of February 1, 2018. Following this purchase, Select Medical owns approximately 78.0% of the outstanding membership interests of Concentra Group Holdings Parent, LLC on a fully diluted basis and approximately 79.8% of the outstanding voting membership interests of Concentra Group Holdings Parent, LLC.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $500.0 million worth of shares of its common stock. The program has been extended until December 31, 2021, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares during the quarter ended December 31, 2020. During the year ended December 31, 2020, Select Medical repurchased 491,559 shares at a cost of approximately $8.7 million, or $17.68 per share, which includes transaction costs. Since the inception of the program through December 31, 2020, Select Medical has repurchased 38,580,908 shares at a cost of approximately $356.6 million, or $9.24 per share, which includes transaction costs.

Business Outlook

Select Medical is issuing its business outlook for 2021. Select Medical expects for the full year of 2021 revenue to be in the range of $5.65 billion to $5.85 billion and Adjusted EBITDA for the full year of 2021 to be in the range of $840.0 million to $880.0 million. Select Medical expects fully diluted earnings per common share for the full year 2021 to be in the range of $2.26 to $2.48. A reconciliation of net income to Adjusted EBITDA for the full year of 2021 is presented in table XI of this release.

Select Medical is also providing a three-year compound annual growth rate target for the years 2021 through 2023. Select Medical is targeting compound annual growth for revenue in the range of 4% to 6% from 2021 through 2023. Select Medical is targeting compound annual growth for Adjusted EBITDA in the range of 7% to 8% from 2021 through 2023. Select Medical is targeting compound annual growth for fully diluted earnings per common share in the range of 17% to 20% from 2021 through 2023.

Conference Call

Select Medical will host a conference call regarding its results for the fourth quarter and full year ended December 31, 2020, as well as its business outlook and the impact of the COVID-19 pandemic on each of its reporting segments, on Friday, February 26, 2021, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 4288605. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 12:00pm ET, March 5, 2021. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 4288605. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical's 2021 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	developments related to the COVID-19 pandemic including, but not limited to, the duration and severity of the pandemic, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, or the inability to attract or retain healthcare professionals due to the heightened risk of infection related to the COVID-19 pandemic, could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K for the year ended December 31, 2020.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2019 and 2020

(In thousands, except per share amounts, unaudited)

	2019	2020	% Change
Revenue	$1,374,584	$1,460,494	6.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,175,649	1,246,594	6.0
General and administrative	34,062	35,229	3.4
Depreciation and amortization	52,504	51,526	(1.9)
Total costs and expenses	1,262,215	1,333,349	5.6
Other operating income	—	36,184	N/M
Income from operations	112,369	163,329	45.4
Other income and expense:
Loss on early retirement of debt	(19,440)	—	N/M
Equity in earnings of unconsolidated subsidiaries	6,279	9,763	55.5
Loss on sale of businesses	—	(303)	N/M
Interest expense	(43,959)	(35,512)	(19.2)
Income before income taxes	55,249	137,277	148.5
Income tax expense	11,578	35,062	202.8
Net income	43,671	102,215	134.1
Less: Net income attributable to non-controlling interests	11,604	24,941	114.9
Net income attributable to Select Medical	$32,067	$77,274	141.0%
Diluted earnings per common share:(1)	$0.24	$0.57

(1)       Refer to table III for calculation of earnings per common share.

N/M	Not meaningful

II. Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2019 and 2020

(In thousands, except per share amounts, unaudited)

	2019	2020	% Change
Revenue	$5,453,922	$5,531,713	1.4%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	4,641,002	4,710,372	1.5
General and administrative	128,463	138,037	7.5
Depreciation and amortization	212,576	205,659	(3.3)
Total costs and expenses	4,982,041	5,054,068	1.4
Other operating income	—	90,012	N/M
Income from operations	471,881	567,657	20.3
Other income and expense:
Loss on early retirement of debt	(38,083)	—	N/M
Equity in earnings of unconsolidated subsidiaries	24,989	29,440	17.8
Gain on sale of businesses	6,532	12,387	N/M
Interest expense	(200,570)	(153,011)	(23.7)
Income before income taxes	264,749	456,473	72.4
Income tax expense	63,718	111,867	75.6
Net income	201,031	344,606	71.4
Less: Net income attributable to non-controlling interests	52,582	85,611	62.8
Net income attributable to Select Medical	$148,449	$258,995	74.5%
Diluted earnings per common share:(1)	$1.10	$1.93

(1)       Refer to table III for calculation of earnings per common share.

N/M	Not meaningful

III. Earnings per Share

For the Three Months and Years Ended December 31, 2019 and 2020

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months and years ended December 31, 2019 and 2020:

	Diluted EPS
	Three Months Ended December 31,		Years Ended December 31,
	2019	2020	2019	2020
Net income	$43,671	$102,215	$201,031	$344,606
Less: net income attributable to non-controlling interests	11,604	24,941	52,582	85,611
Net income attributable to Select Medical	32,067	77,274	148,449	258,995
Less: net income attributable to participating securities	1,101	2,638	4,994	8,896
Net income attributable to common shares	$30,966	$74,636	$143,455	$250,099

The following tables set forth the computation of EPS under the two-class method for the three months and years ended December 31, 2019 and 2020:

	Three Months Ended December 31,
	2019			2020
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$30,966	129,676	$0.24	$74,636	130,269	$0.57
Participating securities	1,101	4,610	$0.24	2,638	4,605	$0.57
Total	$32,067			$77,274

	Years Ended December 31,
	2019			2020
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$143,455	130,276	$1.10	$250,099	129,780	$1.93
Participating securities	4,994	4,535	$1.10	8,896	4,616	$1.93
Total	$148,449			$258,995

(1)	Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,
	2019	2020
Assets
Current Assets:
Cash and cash equivalents	$335,882	$577,061
Accounts receivable	762,677	896,763
Other current assets	114,433	120,176
Total Current Assets	1,212,992	1,594,000
Operating lease right-of-use assets	1,003,986	1,032,217
Property and equipment, net	998,406	943,420
Goodwill	3,391,955	3,379,014
Identifiable intangible assets, net	409,068	387,541
Other assets	323,881	319,207
Total Assets	$7,340,288	$7,655,399
Liabilities and Equity
Current Liabilities:
Payables and accruals	$681,163	$800,918
Government advances	—	321,807
Unearned government assistance	—	82,607
Current operating lease liabilities	207,950	220,413
Current portion of long-term debt and notes payable	25,167	12,621
Total Current Liabilities	914,280	1,438,366
Non-current operating lease liabilities	852,897	875,367
Long-term debt, net of current portion	3,419,943	3,389,398
Non-current deferred tax liability	148,258	132,421
Other non-current liabilities	101,334	168,703
Total Liabilities	5,436,712	6,004,255
Redeemable non-controlling interests	974,541	398,171
Total equity	929,035	1,252,973
Total Liabilities and Equity	$7,340,288	$7,655,399

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended December 31, 2019 and 2020

(In thousands, unaudited)

	2019	2020
Operating activities
Net income	$43,671	$102,215
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	6,613	13,670
Depreciation and amortization	52,504	51,526
Provision for expected credit losses	694	323
Equity in earnings of unconsolidated subsidiaries	(6,279)	(9,763)
Loss on extinguishment of debt	11,970	—
Loss on sale of assets and businesses	28	2,160
Stock compensation expense	7,020	6,422
Amortization of debt discount, premium and issuance costs	2,097	549
Deferred income taxes	(188)	(159)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	35,434	(25,188)
Other current assets	1,757	4,040
Other assets	4,863	1,252
Accounts payable and accrued expenses	18,358	44,722
Unearned government assistance	—	15,669
Net cash provided by operating activities	178,542	207,438
Investing activities
Business combinations, net of cash acquired	(7,436)	(6,732)
Purchases of property and equipment	(33,170)	(40,868)
Investment in businesses	(5,422)	(5,568)
Proceeds from sale of assets and businesses	9	—
Net cash used in investing activities	(46,019)	(53,168)
Financing activities
Proceeds from term loans	614,423	—
Payments on term loans	(1,243,086)	—
Proceeds from 6.250% senior notes	705,811	—
Borrowings of other debt	4,943	5,022
Principal payments on other debt	(7,976)	(5,561)
Repurchase of common stock	(1,222)	(1,792)
Proceeds from exercise of stock options	92	—
Proceeds from issuance of non-controlling interests	159	5,878
Distributions to and purchases of non-controlling interests	(5,748)	(10,393)
Purchase of membership interests of Concentra Group Holdings Parent	—	(210,163)
Net cash provided by (used in) financing activities	67,396	(217,009)
Net increase (decrease) in cash and cash equivalents	199,919	(62,739)
Cash and cash equivalents at beginning of period	135,963	639,800
Cash and cash equivalents at end of period	$335,882	$577,061
Supplemental information:
Cash paid for interest	$33,902	$15,062
Cash paid for taxes	$12,120	$26,945

VI. Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2019 and 2020

(In thousands, unaudited)

	2019	2020
Operating activities
Net income	$201,031	$344,606
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	20,222	35,390
Depreciation and amortization	212,576	205,659
Provision for expected credit losses	3,038	604
Equity in earnings of unconsolidated subsidiaries	(24,989)	(29,440)
Loss on extinguishment of debt	22,130	—
Gain on sale of assets and businesses	(6,321)	(22,563)
Stock compensation expense	26,451	27,250
Amortization of debt discount, premium and issuance costs	11,566	2,184
Deferred income taxes	(7,435)	(14,715)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(57,991)	(116,601)
Other current assets	(4,259)	(18,775)
Other assets	6,122	17,587
Accounts payable and accrued expenses	43,041	196,164
Government advances	—	318,116
Unearned government assistance	—	82,607
Net cash provided by operating activities	445,182	1,028,073
Investing activities
Business combinations, net of cash acquired	(93,705)	(20,808)
Purchases of property and equipment	(157,126)	(146,440)
Investment in businesses	(66,090)	(31,425)
Proceeds from sale of assets and businesses	192	83,320
Net cash used in investing activities	(316,729)	(115,353)
Financing activities
Borrowings on revolving facilities	700,000	470,000
Payments on revolving facilities	(720,000)	(470,000)
Proceeds from term loans	1,208,106	—
Payments on term loans	(1,618,170)	(39,843)
Proceeds from 6.250% senior notes	1,244,987	—
Payment on 6.375% senior notes	(710,000)	—
Revolving facility debt issuance costs	(310)	—
Borrowings of other debt	24,225	40,108
Principal payments on other debt	(30,604)	(48,381)
Repurchase of common stock	(38,531)	(16,034)
Proceeds from exercise of stock options	964	—
Decrease in overdrafts	(25,083)	—
Proceeds from issuance of non-controlling interests	18,447	7,564
Distributions to and purchases of non-controlling interests	(21,780)	(38,589)
Purchase of membership interests of Concentra Group Holdings Parent	—	(576,366)
Net cash provided by (used in) financing activities	32,251	(671,541)
Net increase in cash and cash equivalents	160,704	241,179
Cash and cash equivalents at beginning of period	175,178	335,882
Cash and cash equivalents at end of period	$335,882	$577,061
Supplemental information:
Cash paid for interest	$182,992	$155,236
Cash paid for taxes	$70,592	$108,890

VII. Key Statistics
For the Three Months Ended December 31, 2019 and 2020

(unaudited)

	2019	2020	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	101	99
Revenue (,000)	$454,949	$537,898	18.2%
Number of patient days(b)(c)	259,283	285,346	10.1%
Number of admissions(b)(d)	9,095	9,376	3.1%
Revenue per patient day(b)(e)	$1,742	$1,881	8.0%
Adjusted EBITDA (,000)	$60,485	$75,284	24.5%
Adjusted EBITDA margin	13.3%	14.0%
Rehabilitation Hospital
Number of hospitals – end of period(a)	29	30
Revenue (,000)	$182,670	$195,912	7.2%
Number of patient days(b)(c)	94,236	96,504	2.4%
Number of admissions(b)(d)	6,636	6,592	(0.7)%
Revenue per patient day(b)(e)	$1,739	$1,839	5.8%
Adjusted EBITDA (,000)	$43,312	$42,392	(2.1)%
Adjusted EBITDA margin	23.7%	21.6%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,740	1,788
Revenue (,000)	$271,885	$257,484	(5.3)%
Number of visits(b)	2,256,966	2,145,040	(5.0)%
Revenue per visit(b)(f)	$104	$103	(1.0)%
Adjusted EBITDA (,000)	$40,216	$27,701	(31.1)%
Adjusted EBITDA margin	14.8%	10.8%
Concentra
Number of centers – end of period(b)	521	517
Revenue (,000)	$397,145	$398,702	0.4%
Number of visits(b)	2,903,266	2,772,382	(4.5)%
Revenue per visit(b)(f)	$122	$122	0.0%
Adjusted EBITDA (,000)	$56,458	$69,382	22.9%
Adjusted EBITDA margin	14.2%	17.4%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to our hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at our hospitals, by the total number of patient days.

(f)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

VIII. Key Statistics
For the Years Ended December 31, 2019 and 2020

(unaudited)

	2019	2020	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	101	99
Revenue (,000)	$1,836,518	$2,077,499	13.1%
Number of patient days(b)(c)	1,038,361	1,111,756	7.1%
Number of admissions(b)(d)	36,774	37,456	1.9%
Revenue per patient day(b)(e)	$1,753	$1,858	6.0%
Adjusted EBITDA (,000)	$254,868	$342,427	34.4%
Adjusted EBITDA margin	13.9%	16.5%
Rehabilitation Hospital
Number of hospitals – end of period(a)	29	30
Revenue (,000)	$670,971	$734,673	9.5%
Number of patient days(b)(c)	353,031	370,833	5.0%
Number of admissions(b)(d)	24,889	25,081	0.8%
Revenue per patient day(b)(e)	$1,685	$1,793	6.4%
Adjusted EBITDA (,000)	$135,857	$153,203	12.8%
Adjusted EBITDA margin	20.2%	20.9%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,740	1,788
Revenue (,000)	$1,046,011	$919,913	(12.1)%
Number of visits(b)	8,719,282	7,593,344	(12.9)%
Revenue per visit(b)(f)	$103	$104	1.0%
Adjusted EBITDA (,000)	$151,831	$79,164	(47.9)%
Adjusted EBITDA margin	14.5%	8.6%
Concentra
Number of centers – end of period(b)	521	517
Revenue (,000)	$1,628,817	$1,501,434	(7.8)%
Number of visits(b)	12,068,865	10,627,904	(11.9)%
Revenue per visit(b)(f)	$122	$123	0.8%
Adjusted EBITDA (,000)	$276,482	$252,892	(8.5)%
Adjusted EBITDA margin	17.0%	16.8%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to our hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at our hospitals, by the total number of patient days.

(f)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2019 and 2020

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended December 31,		Years Ended December 31,
	2019	2020	2019	2020
Net income	$43,671	$102,215	$201,031	$344,606
Income tax expense	11,578	35,062	63,718	111,867
Interest expense	43,959	35,512	200,570	153,011
Loss (gain) on sale of businesses	—	303	(6,532)	(12,387)
Equity in earnings of unconsolidated subsidiaries	(6,279)	(9,763)	(24,989)	(29,440)
Loss on early retirement of debt	19,440	—	38,083	—
Income from operations	112,369	163,329	471,881	567,657
Stock compensation expense:
Included in general and administrative	5,485	5,565	20,334	22,053
Included in cost of services	1,535	857	6,117	5,197
Depreciation and amortization	52,504	51,526	212,576	205,659
Adjusted EBITDA	$171,893	$221,277	$710,908	$800,566

Critical illness recovery hospital	$60,485	$75,284	$254,868	$342,427
Rehabilitation hospital	43,312	42,392	135,857	153,203
Outpatient rehabilitation	40,216	27,701	151,831	79,164
Concentra(a)	56,458	69,382	276,482	252,892
Other(a)(b)	(28,578)	6,518	(108,130)	(27,120)
Adjusted EBITDA	$171,893	$221,277	$710,908	$800,566

(a)	For the three months and year ended December 31, 2020, Select Medical recognized payments received under the Provider Relief Fund for loss of revenue and health care related expenses attributable to the COVID-19 pandemic as other operating income. The other operating income is included within the operating results of Select Medical’s other activities and its Concentra segment. Refer to “CARES Act Provider Relief Fund” for further discussion.

(b)	Other primarily includes general and administrative costs.

X. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three Months and Years Ended December 31, 2019 and 2020

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Years Ended December 31,
	2019	Per Share(a)	2020	Per Share(a)
Net income attributable to common shares(a)	$30,966	$0.24	$74,636	$0.57
Adjustments:(b)
Loss on early retirement of debt	9,505	0.07	—	—
Loss on sale of businesses	—	—	201	—
Adjusted net income attributable to common shares	$40,471	$0.31	$74,837	$0.57

	Years Ended December 31,
	2019	Per Share(a)	2020	Per Share(a)
Net income attributable to common shares(a)	$143,455	$1.10	$250,099	$1.93
Adjustments:(b)
Loss on early retirement of debt and related costs(c)	22,286	0.17	—	—
Gain on sale of businesses	(4,543)	(0.03)	(4,888)	(0.04
Adjusted net income attributable to common shares	$161,198	$1.24	$245,211	$1.89

(a)	Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

For the three months ended December 31, 2019, the adjustments to net income attributable to common shares include an estimated income tax benefit of approximately $5.2 million. For the three months ended December 31, 2020, the estimated income tax effect on the adjustment made to net income attributable to common shares was immaterial.

For the year ended December 31, 2019, the adjustments to net income attributable to common shares include an estimated income tax benefit of approximately $9.2 million. For the year ended December 31, 2020, the adjustments to net income attributable to common shares include estimated income tax expense of approximately $3.3 million.

(c)	Select Medical redeemed its $710.0 million 6.375% senior notes on August 30, 2019 and issued and sold $550.0 million 6.250% senior notes on August 1, 2019. As a result, Select Medical recognized interest expense on both the 6.250% senior notes and the 6.375% senior notes during August 2019. The adjustment to net income attributable to common shares for the loss on early retirement of debt and related costs includes the interest expense recognized on the 6.375% senior notes during August 2019 and its related tax effects.

XI. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2021

(In millions, unaudited)

The following is a reconciliation of full year 2021 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table IX for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2021 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$306	$336
Net income attributable to non-controlling interests	70	70
Net income	376	406
Income tax expense	130	140
Interest expense	147	147
Equity in earnings of unconsolidated subsidiaries	(39)	(39)
Income from operations	614	654
Stock compensation expense	28	28
Depreciation and amortization	198	198
Adjusted EBITDA	$840	$880